Dutch Gold Resources, Inc.

3379 Peachtree Road Suite 555

Atlanta, GA 30326

March 12, 2014

To our Shareholders:

On January 31, 2014, we wrote to you about the direction of the Company in 2014 and beyond. This letter is not written as a substitute for other reporting, simply to update those who are interested DGRI.

What business sectors are of particular focus to the Company? In January we wrote that management believes that the best opportunities for growth with modest capital requirements are found in the business services sector. We have decided to focus on delivering financial services to the Medical Marijuana Industry. Our intention is to leverage business relationships through joint ventures, strategic partnerships and acquisitions to offer business acceleration services to this rapidly growing and evolving industry.

Why enter the Medical Marijuana Industry? To be clear, we will offer business and financial services to this emerging market. Companies in the Medical Marijuana business face significant challenges with regard to banking, access to credit and compliance services. Twenty states have legalized medical marijuana, and it is likely that more states will follow. We believe that we can offer more mainstream financial and business services, while facilitating compliance with state regulations.

What can we expect from the Company going forward? We have identified three primary service offerings: Merchant Services, Business Services and Capital Formation services through crowd funding. Each offering present a different revenue stream, beginning to build a portfolio of products that can produce ongoing business.

How do we find out more? Please visit our new website at www.dutchgoldinc.com.

Sincerely,

DUTCH GOLD RESOURCES, INC.

Dan Hollis

Daniel Hollis, CEO

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by Dutch Gold Resources, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

For further information, please see www.DutchGoldInc.com or please contact Daniel Hollis, CEO of Dutch Gold Resources, Inc. at 404-465-2898.